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Furmanite Corporation

(Name of Registrant as Specified In Its Charter)

Mustang Capital Management, LLC

Jeffery G. Davis

David E. Fanta

Peter O. Haeg

John K. H. Linnartz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MUSTANG CAPITAL CALLS ON STOCKHOLDERS OF FURMANITE CORPORATION TO END THE BOARD'S LONG HISTORY OF FAILED STEWARDSHIP

- Outlines in open letter concerns regarding the Company’s current strategic direction and stockholder unfriendly governance practices-

- Urges stockholders to vote the WHITE proxy card in favor of its highly qualified director nominees -

HOUSTON (March 23, 2014) – Mustang Capital Management, LLC ("Mustang Capital"), beneficial owner (together with its board nominees) of approximately 4.9% of the outstanding common stock of Furmanite Corporation (“Furmanite” or the “Company”) (NYSE: FRM), today sent a letter to stockholders of Furmanite urging them to elect its slate of four independent candidates to the Board of Directors (the “Board”) at the Company’s 2015 Annual Meeting. Mustang Capital is seeking to replace a majority of the existing Board with its slate of highly qualified independent director candidates, which includes:

•	Jeffery G. Davis – Chairman and former Chief Executive Officer, The Brock Group
•	David E. Fanta – Former President, Chief Executive Officer and Director, Total Safety U.S., Inc.
•	Peter O. Haeg – Co-Managing Partner, Farnam Street Partners LP
•	John K. H. Linnartz – Sole Managing Member, Mustang Capital

In its letter, Mustang Capital outlines why it believes the Board must be reconstituted to change Furmanite’s strategic direction and finally get the Company on track towards meaningful growth and improved profitability.

“We believe Furmanite’s chronic performance problems and failure to maximize stockholder value are a direct result of what are, in our view, the failed policies and ineffective management oversight of an entrenched Board,” said John Linnartz, Managing Member of Mustang Capital. “Put simply, a culture of cronyism and complacency has left stockholders to bear the brunt of the Board’s poor decisions.”

Mustang Capital urges Furmanite stockholders to vote the WHITE proxy card in favor of its highly qualified director nominees. Mustang Capital also requests that stockholders refrain from returning the gold proxy card issued by the Company.

A full copy of Mustang Capital’s letter to Furmanite stockholders can be found below:

Dear Fellow Stockholders:

Mustang Capital, together with its director nominees, are significant stockholders of Furmanite Corporation (“Furmanite” or the “Company”), with beneficial ownership of approximately 4.9% of the Company’s outstanding common stock. Mustang Capital has been a large longtime stockholder of Furmanite, reflecting both our belief in the Furmanite brand and the skill and expertise of the Company’s technicians. However, over the last few years we have grown increasingly concerned and frustrated by what we believe to be the current Board of Directors’ (the “Board”) many failures. The Board has not held management accountable for failing to meet earnings and revenue guidance by an alarmingly large margin in each of the last two years. It has failed to reward stockholders for their patience during the multi-year “Orange Way” turnaround. It failed to establish an effective incentive plan. It failed to have a management succession plan in place. And it has failed to improve egregious governance and compensation practices. We believe that these factors have caused Furmanite to persistently underperform its only publicly traded peer, Team, Inc. (NYSE: TISI).

Our in-depth evaluation of Furmanite and its historical operating and financial performance have led us to the conclusion that the Company has suffered from one central issue: an ineffective, entrenched Board. Current Chairman Mr. Sangwoo “Bill” Ahn has served as a director for 25 years, an inordinately long period, and during his tenure has consistently appointed various business associates to serve as fellow directors. We believe this culture of cronyism has positioned Mr. Ahn’s interest in continuing his tenure over stockholder interests by prioritizing the appointment of close associates over other, more qualified candidates. It is our view that the current Board is devoid of new ideas and in desperate need of revitalization.

As stockholders, we have a collective responsibility to hold the Board accountable for the Company’s underperformance and repeated failures to deliver against stated revenue and earnings targets. Furmanite’s 2015 Annual Meeting is fast approaching and you have the opportunity to ensure the Board is focused on significantly improving the Company’s long-term performance by electing our four highly experienced, truly independent director nominees. Please join us in our efforts to replace a majority of the Board to finally put Furmanite on track towards meaningful growth and improved profitability by voting the WHITE proxy card. As one of Furmanite’s largest stockholders, our interests are directly aligned with yours.

FURMANITE’S FUTURE IS IN OUR HANDS: IT’S TIME FOR CHANGE

- VOTE THE WHITE PROXY CARD TODAY -

A HISTORY OF UNDERPERFORMANCE

Significant stockholder value has been squandered under the current Board, as evidenced by the 41% decrease in the stock price in the fiscal year ended March 1, 2015. Furthermore, on a relative basis over a 1-year, 3-year, 5-year, 7-year and 10-year period, Furmanite’s shares have drastically underperformed Team’s, as reflected in the below chart. We believe this reflects Team’s significantly stronger Revenue and Operating Income growth over the past decade. We believe this chronic underperformance reflects the Board’s lack of relevant industry knowledge and experience, as well management’s poor record of capital allocation. This, coupled with an inability to deliver upon stated financial goals, has resulted in Furmanite consistently missing out on market opportunities.

As of 03/01/2015 – Annual Percentage Stock Price Return1

Years	1	3	5	7	10
Furmanite Corp. (NYSE: FRM)	-41.39	-1.63	13.92	-6.32	7.63
Team, Inc. (NYSE: TISI)	-11.22	7.87	16.18	3.35	16.44

1Source: Bloomberg

Revenue and Operating Income Comparison2

2Source: Bloomberg

Based on LTM ending 12/31 for FRM

Based on LTM ending 11/30 for TISI

YOU CAN HELP BRING AN END TO THE CURRENT BOARD’S FAILURE TO REALIZE THE VALUE OF YOUR INVESTMENT

- VOTE THE WHITE PROXY CARD TODAY -

WHAT FACTORS HAVE CONTRIBUTED TO FURMANITE'S FAILED PERFORMANCE?

We believe the Board’s failed stewardship is the result of a dearth of industry expertise and an insular culture protected by abysmal corporate governance and compensation practices.

No Industry Expertise

We believe Furmanite has suffered from a lack of relevant industry experience at the board level. There is no industrial services, utility or oil and gas expertise among the current outside directors. Mr. Ahn’s background is in investment banking and finance. Kathleen Cochran is a marketing and planning professional. Kevin Jost’s background is in data collection and management solutions, and Ralph Patitucci’s background is in medical systems. In 2012, when we originally asked for a Board seat, we were told the seat was being saved for an industry expert. Imagine our surprise when, instead, the seat went to Ms. Cochran, whose primary qualification, from what we can tell, was her service on the board of the Wianno Country Club in Osterville, Massachusetts alongside Furmanite’s Nominating and Governance Chair, Mr. Ahn.

Insular Culture

It seems a prior affiliation with Mr. Ahn is the main qualification shared by all of Furmanite’s outside directors. Mr. Patitucci served with Mr. Ahn on the board of Guy & O’Neil, Inc. Mr. Jost and Mr. Ahn served together on the board of Par Technology. And, as mentioned, Ms. Cochran served with Mr. Ahn on the board of Wianno Country Club.

This pattern extended to the role of Chief Executive Officer at Furmanite. Despite consistently mediocre (or worse) performance, the Board has a history of choosing the status quo candidate to lead the Company. Mike Rose had been former Chief Executive Officer John Barnes’ Chief Operating Officer. Charlie Cox came off the Board after 15 years to become Chief Executive Officer, and now Joe Milliron gets his turn after 10 years in senior management.

It is our view that these examples of personal connections and inside hires are indicative of cronyism in the board room and the executive suite, and we believe Mr. Ahn is in the middle of it all.

Abysmal Corporate Governance and Compensation Practices

Having filled the Board with friends and associates, we believe Mr. Ahn sought to further insulate himself and his colleagues from stockholder accountability through shameful corporate governance practices. Furthermore, costly compensation practices were wildly misaligned with the Company’s continued poor performance.

From April 1998 until just weeks ago, the Board enforced a poison pill with a “dead-hand” feature. This widely reviled and noted entrenchment device prevents shareholders from having any say in a takeover bid by stripping them of their right to replace a majority of the Board for the purposes of redeeming the poison pill. Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, labeled it as “uncommon and unjustifiable from a governance standpoint” in its report written in connection with the Company’s 2014 annual meeting of stockholders. In fact, ISS has consistently recommended a WITHOLD vote for each of the Company’s returning director candidates since the dead-hand pill was instituted in 1998. In its 2014 report, ISS gave Furmanite a governance QuickScore of “9” overall and “10” in its “Shareholder Rights” category, indicating the highest levels of concern and governance risk. We feel ISS’ lack of support for the current Board speaks volumes.

Just last year, the Board rewarded “certain of its executives,” including all of its Named Executive Officers (“NEO”), with single-trigger “golden parachute” change of control agreements. If the stockholders exercise their right to elect a new majority of directors, the executives can simply walk out the door and get paid severance packages totaling $3.9 million, plus a tax gross-up to reimburse them for the excise tax imposed by the IRS on their “excess parachute payments.” The parachute they gave Mr. Cox, who left the Company at the end of last year, made it possible for Mr. Cox to be paid on a change of control that occurred after he already left. These are unjustifiably exceptional rewards, particularly in view of the Company’s poor performance, and come at the expense of stockholder value.

The dead-hand poison pill and the single-trigger change in control agreements are both vehicles designed to entrench the incumbent directors. Furmanite removed its dead-hand poison pill, which was in place for 16 years, only after we publicly agitated for change, drawing attention to the issue and ultimately bringing about a stockholder lawsuit. The Furmanite Board cannot undo the single-trigger change in control agreements unless the NEO’s agree, which we don’t believe will happen. Therefore, by entering into these agreements, the Board, your representatives, have effectively put a $3.9 million price tag on your fundamental right to elect a new majority to the Board.

What kind of Board engages in such stockholder unfriendly practices? What kind of Board stands idle as its main competitor eats its lunch? What kind of Board continually appoints insiders associated with past failures and underperformance in their positions of power, and then pays them generous severance when they, too, fail? A tone deaf Board comprised of directors with extensive inter-personal and business affiliations who merrily collect their director fees while stockholder value suffers.

As stockholders, we can no longer afford to tolerate the Board’s tone-deaf governance practices that have negatively affected our Company. The current Board has clearly demonstrated that it is either strikingly out of touch with corporate governance best practices or has a blatant disregard for stockholders’ interests. Either way, it is time for a change.

CHANGE MUST START IN THE BOARDROOM; THE STATUS QUO IS NOT WORKING

The years of neglect and mismanagement will not be fixed overnight, but the culture change must start in the boardroom and it must be meaningful and swift.

We have assembled an outstanding group of director nominees for your consideration. We believe they have the industry experience, independence and stockholder alignment Furmanite needs to jumpstart the process of change. Our candidates, all of whom are stockholders, address the Board’s notable industry experience gap, and each will work thoughtfully with management to establish a culture of performance and accountability. Our slate of highly experienced nominees are as follows:

•	Jeffery G. Davis – Mr. Davis currently serves as Chairman and is the former Chief Executive Officer of The Brock Group, a leading provider of industrial specialty services to clients around the world with headquarters in Houston, Texas. The Brock Group's 17,000-plus employees support routine maintenance, turnarounds and capital projects by providing services, including scaffolding and work access, insulation, coatings/linings, fireproofing and support services. Under Mr. Davis's leadership, The Brock Group has experienced significant growth by integrating multiple acquisitions, growing market share during the economic downturn and maintaining focus on safety excellence and customer service, process driven solutions and innovations. Mr. Davis participates in many industry associations and community organizations as an advocate or active member. Mr. Davis's engagement and leadership both in business and the community have been recognized by his peers through his nomination for the Ernst & Young Entrepreneur of the Year Award, where he was named a finalist in both 2013 and 2014.

•	David E. Fanta – Mr. Fanta served as President, Chief Executive Officer and Director of Total Safety U.S. Inc. ("Total Safety") from 2005 to 2013. At Total Safety, he was responsible for leading the safety services company through a period of rapid growth and geographic expansion. Total Safety operates from 150 locations in 21 countries and its 3,200-plus employees serve blue chip energy and industrial clients globally. Prior to joining Total Safety, Mr. Fanta served as the President of PSC Industrial Outsourcing Group and as Senior Vice President, Philip Services Corporation, where he led the industrial maintenance business unit comprised of 75 operating locations with over 7,500 employees.

•	Peter O. Haeg – Mr. Haeg has been co-managing partner of Farnam Street Partners LP, a private investment partnership focused on small cap value investing, and Farnam Street Special Opportunities Fund, a private partnership focused on private equity investments, since 1998. Previously, Mr. Haeg worked in Piper Jaffray's Corporate Finance Department and was founder and Managing Director of their Corporate Client Services Group, which provided dedicated asset management services to Piper Jaffray's investment banking clients. Prior to joining Piper Jaffray, Mr. Haeg was an associate with Donaldson, Lufkin, and Jenrette (Los Angeles).

•	John K. H. Linnartz – Mr. Linnartz has served as the Sole Managing Member of Mustang Capital since 2003. From 2000 to 2003, Mr. Linnartz served as Vice President and Member of the Bank and Thrift Group at Stephens, Inc. Prior to that, Mr. Linnartz was a Limited Partner at J. C. Bradford & Company (now UBS Financial Services). Mr. Linnartz also previously served as a Founding Director of Trinity Bank N.A. located in Fort Worth, Texas and as a Director of O.I. Corporation, a then publicly traded provider of innovative products for chemical analysis and monitoring, until its sale to ITT Corporation. While at O.I. Corporation, Mr. Linnartz served as Chairman of the Nominating and Corporate Governance Committee, Chairman of the Audit Committee and as Co-Chairman of the Board of Directors.

If elected, our director nominees will work as a cohesive team, drawing on their collective skillsets and unique perspectives to effect meaningful, positive change to Furmanite’s operational, financial and strategic policies. Our director nominees would also embrace and implement corporate governance best practices, helping to establish a much needed alignment of interests among the Board and stockholders. Our nominees are committed to:

•	Implementing stockholder friendly corporate governance best practices. No more dead-hand poison pills and single-trigger change in control agreements. No more excise tax gross up agreements. No more unwarranted severance payments. No more cronyism in the director nomination process;

•	Establishing a performance based culture and implementing the financial controls that will enable management to accurately and consistently forecast the business. This will serve to reverse the trend of over-promising and under-delivering on earnings targets;

•	Fostering a pay-for-performance compensation structure; and

•	Focusing on driving profitable growth, not just top-line growth, and recruiting world class managers to consolidate a fragmented industry by leveraging the Furmanite brand.

We believe it is abundantly clear the current boardroom culture and corporate governance is broken. We believe that without meaningful change at the Board level, Furmanite will perpetuate its failure to meet market expectations at the expense of stockholders. We also believe truly independent nominees, selected for their credentials rather than personal connections, is the critical first step in maximizing the Company’s potential. We urge you to submit your WHITE proxy card as soon as possible.

FURMANITE POSSESSES SIGNIFICANT UNREALIZED VALUE; IT’S TIME FOR CHANGE

- VOTE THE WHITE PROXY CARD TODAY -

We urge you to VOTE THE WHITE PROXY CARD to help us deliver the necessary change to strengthen Furmanite for the future. It is important that you submit your WHITE proxy card AS SOON AS POSSIBLE. Importantly, if you receive a gold proxy card from Furmanite DO NOT return it.

If you have questions or need assistance voting the WHITE proxy card, stockholders should contact proxy solicitor, Morrow & Co. at (203) 658-9400.

Sincerely,

Mustang Capital

MUSTANG CAPITAL MANAGEMENT LLC ("MUSTANG CAPITAL"), JEFFERY G. DAVIS, DAVID E. FANTA, PETER O. HAEG AND JOHN K. H. LINNARTZ (COLLECTIVELY, THE "NOMINEES" AND TOGETHER WITH MUSTANG CAPITAL, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON MARCH 23, 2015 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF FURMANITE CORPORATION (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING WHITE PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MORROW & CO., LLC, MUSTANG CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (203)-658-9400 OR TOLL-FREE AT (800)-662-5200.